Exhibit 4.2

AMENDMENT 2010-1

to the

VALEANT PHARMACEUTICALS INTERNATIONAL 2006 EQUITY INCENTIVE PLAN

WHEREAS, the Board of Directors of the Company has approved the amendment of the Plan as set forth herein, subject to approval by the Company’s stockholders.

NOW, THEREFORE, in accordance with the foregoing, effective upon approval by the Company’s stockholders at the 2010 Annual Meeting, the Plan is hereby amended as follows:

1. Section 3(e) of the Plan is hereby amended in its entirety to read as follows:

“Subject to the provisions of Section 9(a) relating to Capitalization Adjustments, at such time as the Company may be subject to the applicable provisions of Section 162(m) of the Code, no Employee shall be eligible to be granted during any calendar year Stock Awards whose value is determined by reference to an increase over an exercise or strike price of at least one hundred percent (100%) of the Fair Market Value of the Common Stock on the date the Stock Award is granted covering more than Five Million (5,000,000) shares of Common Stock.”

2. The fourth sentence of Section 6(d)(i) of the Plan is hereby amended in its entirety to read as follows:

“The maximum number of shares that may be issued to any Participant in a calendar year attributable to Stock Awards described in this Section 6(d)(i) shall not exceed Five Million (5,000,000) shares of Common Stock.”

3. The fourth sentence of Section 6(d)(ii) of the Plan is hereby amended in its entirety to read as follows:

“The maximum value that may be granted to any Participant in a calendar year attributable to cash awards described in this Section 6(d)(ii) shall not exceed Ten Million dollars ($10,000,000).”

4. In all respects not amended, the Plan is hereby ratified and confirmed.

IN WITNESS WHEREOF, to record the adoption of this Amendment 2010-1 to the Plan, the Company has caused the execution of this instrument on this 3rd day of March, 2010.

VALEANT PHARMACEUTICALS INTERNATIONAL,

By:

Name:	Steve T. Min
Title:	Executive Vice President, General Counsel and Corporate Secretary